Exhibit 12


                      [Letterhead of Dorsey & Whitney LLP]



                                November 15, 2002


USAllianz Variable Insurance Products Trust
55 Green Farms Road
Westport, Connecticut 06881

PIMCO Variable Insurance Trust
Suite 300
840 Newport Center Drive
Newport Beach, California 92660

Ladies and Gentlemen:

     We have acted as counsel to USAllianz Variable Insurance Products Trust, a Delaware business trust ("USAllianz VIP Trust"), in connection with the acquisition of all of the assets of each of the separately managed series of USAllianz VIP Trust listed on Schedule A (each such series an "Acquired Fund," and collectively, the "Acquired Funds"), by a separately managed series of USAllianz VIP Trust or PIMCO Variable Insurance Trust ("PIMCO Trust"), as listed on Schedule A (each such series an "Acquiring Fund," and collectively, the "Acquiring Funds"), pursuant to two Agreements and Plans of Reorganization dated as of October 4, 2002, by and between USAllianz VIP Trust on behalf of the Acquired Funds and USAllianz VIP Trust or PIMCO Trust (as the case may be) on behalf of the Acquiring Funds (the "Agreements").

     You have requested our opinion concerning certain federal income tax consequences of the transfer of the assets of each Acquired Fund in exchange for the shares of the corresponding Acquiring Fund and the distribution of such shares to Acquired Fund Shareholders upon liquidation of each Acquired Fund, all pursuant to the Agreements (each a "Reorganization," and collectively, the "Reorganizations"). In this regard we have examined (1) the Agreements, (2) the Registration Statement on Form N-14 (including, but not limited to, the Prospectus and Proxy Statement included therein) filed with the Securities and Exchange Commission on or about August 23, 2002, as amended through the date hereof, the letter agreement of USAllianz Advisers, LLC, dated September 10, and addressed to USAllianz VIP Trust and PIMCO Trust, and such other documents and records as we consider necessary in order to render this opinion. Unless otherwise provided herein, capitalized terms used in this opinion shall have the same meaning as set forth in the Prospectus and Proxy Statement or the Agreements, as the case may be.

     Pursuant to the Agreements, the assets and all of the liabilities of each Acquired Fund as of the Closing will be exchanged for shares of common stock of the corresponding Acquiring Fund having an aggregate net asset value equal to the net value of the assets of each Acquired Fund at the Closing. All of the Acquiring Fund Shares then held by each Acquired Fund, representing all of the assets of the Acquired Fund, will be distributed to Acquired Fund Shareholders pursuant to the Agreement in a liquidating distribution and all of the issued and outstanding shares of each Acquired Fund at the Closing shall be cancelled on the books of USAllianz VIP Trust. In the distribution, each Acquired Fund Shareholder will receive Acquiring Fund Shares, with a net asset value equal at the Closing to the net asset value of the shareholder's Acquired Fund Shares as of such time.

     The Reorganizations are being undertaken, in part, because Allianz of America, Inc. ("AZOA") has decided to exit the investment advisory business. In connection with that decision, and in connection with the Reorganizations, AZOA has caused its affiliates, Fireman's Fund Insurance Company and Allianz Life Insurance Company of North America, to redeem all of their shares in the Acquired Funds.

     Our opinion is based upon existing law and currently applicable Treasury Regulations, currently published administrative positions of the Internal Revenue Service contained in Revenue Rulings and Revenue Procedures and judicial decisions, all of which are subject to change prospectively and retroactively. It is not a guarantee of the current status of the law and should not be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.

     Based on the Agreements, the other documents referred to herein, the facts and assumptions stated above, the provisions of the Code and judicial and administrative interpretations as in existence on the date hereof, and representations made by USAllianz Advisers, LLC, it is our opinion that the Reorganizations will not constitute reorganizations within the meaning of
Section 368(a)(1) of the Code, and that the acquisition of the assets of each Acquired Fund by the corresponding Acquiring Fund will be treated for federal income tax purposes as a taxable purchase of the assets of each Acquired Fund in exchange for shares of Acquiring Fund stock.

     The foregoing opinion is being furnished to you solely for your benefit in connection with the Reorganization and may not be relied upon by, nor may copies be delivered to, any person without our prior written consent. Our opinion is limited to the matters expressly addressed above. No opinion is expressed and none should be inferred as to any other matter.




     We  consent   to  the  filing  of  this   opinion  as  an  exhibit  to  the
above-referenced Registration Statement on Form N-14.

                                                     Very truly yours,

                                                     /s/ Dorsey & Whitney LLP


BJS/WRG

                                   SCHEDULE A


         Acquired Fund                      Acquiring Fund

USAZ Strategic Growth Fund          USAZ Van Kampen Aggressive Growth Fund
AZOA Growth Fund                    USAZ Van Kampen Emerging Growth Fund
AZOA Global Opportunities Fund      USAZ Templeton Developed Markets Fund
AZOA Fixed Income Fund              PVIT Total Return Portfolio
AZOA Diversified Assets Fund        PVIT Total Return Portfolio